Exhibit 16.1

PRICEWATERHOUSECOOPERS [LOGO]

PricewaterhouseCoopers LLP
1300 SW Fifth Avenue
Suite 3100
Portland OR 97201
Telephone (971) 544 4000
Facsimile (971) 544 4100

September 1, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Merix Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Merix Corporation dated August 29, 2006. We agree with the statements concerning our Firm in Such Form 8-K. We have no basis on which to comment on the following: (i) the current status of the two material weaknesses disclosed in the Item 4.01 Form 8-K of Merix Corporation or (ii) any remedial actions taken with respect to such material weaknesses.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP